LAND BANK
We stand by you

REVOLVING LOAN FACILITY AGREEMENT

entered into between

THE LAND AND AGRICULTURAL DEVELOPMENT BANK OF SOUTH AFRICA

(governed by the Land and Agricultural Development Bank Act, 15 of 2002)

and

THE BORROWER

(whose details are set out in Schedule 1)

WHEREBY IT IS AGREED AS FOLLOWS:

1.

INTERPRETATION AND PRELIMINARY

The headings of the clauses in this Agreement are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify nor amplify the terms of this Agreement nor any clause hereof. Unless a contrary intention clearly appears :

1.1.

words importing :

1.1.1.

any one gender include the other two genders;

1.1.2.

the singular include the plural and vice versa; and

1.1.3.

natural persons include created entities (corporate or unincorporate) and the state and vice versa;

1.2.

the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely:

1.2.1.

“Advance” means any amount advanced by Land Bank to the Borrower against the Facility;

1.2.2.

“Advance Date” means, in relation to any Advance, the date on which Land Bank makes that Advance to the Borrower;

1.2.3.

“Agreement” means this agreement and all schedules hereto;

1.2.4.

“Affiliate” of any person means any other person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person;

1.2.5.

“Applicable Laws” means, in relation to any relevant jurisdiction, the common law and statutory law applicable in such jurisdiction, including any present or future constitution, decree, judgment, legislation, measure, requirement, order, ordinance, regulation, statute, treaty, directive, rule, guideline, practice, concession, or request issued by any relevant authority, governmental body, agency or department or any central bank or other fiscal, monetary, regulatory, self regulatory or other authority or agency;

1.2.6.

“Authorisations” means any authorisation, consent, registration, filing, agreement, notarisation, certificate, licence, approval, resolution, permit and/or authority or any exemption from any of the aforesaid, by, with or from any Authority;

1.2.7.

“Authority” means any government or governmental, administrative, regulatory, supervisory, fiscal or judicial authority, body, court, department, commission, tribunal, registry or any state owned or controlled authority which principally performs governmental functions (including, without limitation, the SARB);

1.2.8.

“Availability Period” has the meaning ascribed thereto in Schedule 1, provided that, upon request from the Borrower to Land Bank, Land Bank may extend the Availability Period by written notice to the Borrower;

1.2.9.

“Basel II” means the “International Convergence of Capital Management and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004;

1.2.10.

“Borrower” has the meaning ascribed thereto in Schedule 1;

1.2.11.

“Borrower Account” has the meaning ascribed thereto in Schedule 1;

1.2.12.

“Business Day” means any day other than a Saturday, Sunday or statutory public holiday in South Africa;

1.2.13.

“Calendar Month” means each month of the Gregorian calendar;

1.2.14.

“Change in Applicable Laws” means any implementation, introduction, abolition, withdrawal or variation of any Applicable Laws or any change in any interpretation, or the introduction or making of any new or further interpretation, or any new or different interpretation by any court, governmental, revenue or other competent authority in relation to Applicable Laws;

1.2.15.

“Collection Account” has the meaning ascribed thereto in Schedule 1;

1.2.16.

“CompaniesAct” means the Companies Act No. 71 of 2008;

1.2.17.

“Compliance Certificate” means a compliance certificate substantially in the form set out in Schedule2 (Form of Compliance Certificate)hereto or in any other form agreed to by Land Bank;

1.2.18.

“Conditions Precedent” means the conditions precedent set out in clause 3.1;

1.2.19.

“Constitutional Documents” means, in respect of any company at any time, the then current and up-to-date articles of association, memorandum of association, certificate of incorporation and certificate to commence business of such person and in respect of any trust the trust deed constituting such trust and the letters of authority issued in respect of the trustees of such trust;

1.2.20.

“Control” means in relation to any company or similar organisation or person, the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

1.2.20.1.

cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of that person;

1.2.20.2.

appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

1.2.20.3.

give directions with respect to the operating and financial policies of that person which the directors or other equivalent officers of that person are obliged to comply with;

1.2.21.

“CP End Date” has the meaning ascribed thereto in clause 3.2;

1.2.22.

“Discharge Date” means the date upon which all of the indebtedness of the Borrower to Land Bank under this Agreement is fully and finally repaid and discharged and there is no reasonable prospect that further indebtedness will or may arise;

1.2.23.

“Discount Rate” has the meaning ascribed thereto in Schedule 1;

1.2.24.

“Disposal” means any sale, transfer, cession, assignment, lease, alienation, donation, renunciation, surrender, waiver, relinquishment, exchange or other disposal of any nature whatsoever, “Dispose” has a corresponding meaning and a Disposal shall be deemed to take place on the conclusion of the applicable agreement, even if that agreement is subject to conditionality;

1.2.25.

“Disposal Requirements” has the meaning ascribed thereto in Schedule 1;

1.2.26.

“Distribution” means any payment (whether in cash or in specie) by way of interest or principal (whether in respect of an intercompany loan or otherwise), dividend, fee, royalty or other distribution or payment (including, without limitation, by way of the repurchase of any shares);

1.2.27.

“Draw Down Notice” means a draw down notice substantially in the form set out in Schedule 3 (Form of Draw Down Notice) hereto or in any other form agreed to by Land Bank;

1.2.28.

“Encumbrance” means:

1.2.28.1.

any mortgage, charge (whether fixed or floating), pledge, lien, assignment or cession conferring security, hypothecation, security interest, preferential right or right of detention, however created or arising; or

1.2.28.2.

any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; or

1.2.28.3.

any other type of preferential agreement or arrangement (including any title transfer and retention arrangement or trust arrangement), the effect of which is the creation of a security interest,

and “Encumber” shall have a similar meaning;

1.2.29.

“Event of Default” means any one or more of the events of default described in clause 14;

1.2.30.

“Facility” means the revolving loan facility in an aggregate amount equal to the Facility Principal to be made available by Land Bank to the Borrower, on the terms and conditions of this Agreement;

1.2.31.

“Facility Limit” has the meaning ascribed thereto in Schedule 1;

1.2.32.

“Facility Limit Event” has the meaning ascribed thereto in Schedule 1;

1.2.33.

“Facility Outstandings” means, on any day, the aggregate of all amounts (whether in respect of interest, capital or otherwise) then owing by the Borrower to Land Bank in terms of this Agreement;

1.2.34.

“Facility Principal” has the meaning ascribed thereto in Schedule 1, provided that the Facility Principal shall prior to draw down automatically be reduced to the Facility Limit should any Facility Limit Event occur;

1.2.35.

“Facility Purpose” has the meaning ascribed thereto in Schedule 1;

1.2.36.

“FICA” means the Financial Intelligence Centre Act No. 38 of 2001;

1.2.37.

“Final Repayment Date” has the meaning ascribed thereto in Schedule 1, provided that Land Bank shall following a request by the Borrower be entitled in its discretion to extend the Final Repayment Date from time to time by written notice to the Borrower;

1.2.38.

“Finance Documents” means:

1.2.38.1.

this Agreement; and

1.2.38.2.

the Security Documents,

and “Finance Document” shall, as the context requires, mean any of them;

1.2.39.

“Financial Covenants” has the meaning ascribed thereto in Schedule 1;

1.2.40.

“Financial Half-Year Date” means each date which is the last day of the sixth Calendar Month after the last day of each Financial Year;

1.2.41.

“Financial Year” means the Borrower's financial years;

1.2.42.

“First Advance Date” means the date on which Land Bank makes the first advance to the Borrower under this Agreement;

1.2.43.

“First Interest Payment Date” means the last day of the Calendar Month in which the first Advance is made;

1.2.44.

“Fulfilment Date” means the date on which all of the Conditions Precedent have been fulfilled or waived;

1.2.45.

“Further Security” means, individually and collectively,if provided (from the date on which it is so provided), all of the Security Interests and subordination undertakings granted in favour of Land Bank by any Obligor as security for the fulfilment by the Borrower of its obligations under this Agreement, other than the Security contemplated in Schedule 1 as at the Signature Date;

1.2.46.

“Group” means collectively:

1.2.46.1.

the Holding Company;

1.2.46.2.

any direct or indirect Subsidiary of the Holding Company;

1.2.46.3.

any partnership, unincorporated Joint Venture or trust in which any Group Entity has a direct or indirect partnership or beneficial interest of 50% or more;  and

1.2.46.4.

any company, partnership, unincorporated Joint Venture or trust which is controlled by any Group Entity;

1.2.47.

“Group Entity” means any entity forming part of the Group;

1.2.48.

“Holding Company” has the meaning ascribed thereto in Schedule 1;

1.2.49.

“IFRS” means the International Financial Reporting Standards and the interpretation of those standards as adopted by the International Accounting Standards Board from time to time and read with the requirements of Applicable Laws;

1.2.50.

“Income Tax” means any and all taxes imposed in terms of income tax legislation, including, without limitation, the Income Tax Act No. 58 of 1962;

1.2.51.

“Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent, including (without double counting) in respect of:

1.2.51.1.

moneys borrowed;

1.2.51.2.

any amount raised by acceptance under any acceptance credit facility;

1.2.51.3.

any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

1.2.51.4.

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease or which would be capitalised under IFRS;

1.2.51.5.

receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

1.2.51.6.

the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either:

used primarily as a method of raising credit; or

not made in the ordinary course of business;

1.2.51.7.

any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

1.2.51.8.

any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

1.2.51.9.

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the mark to market value shall be taken into account which, for the avoidance of doubt, may be an addition to or subtraction from the amount of Indebtedness);

1.2.51.10.

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

1.2.51.11.

all outstanding obligations in respect of any redeemable shares;

1.2.51.12.

(without double counting) the amount of any liability in respect of any guarantee, suretyship or indemnity for any of its items referred to in articles 1.2.51.1 to 1.2.51.11 above;

1.2.52.

“Insolvency Event” means, in relation to any person, any of the following events or circumstances (excluding, in each instance, the occurrence of an event or circumstance in respect of which Land Bank has expressly waived reliance or in respect of which Land Bank has given its prior written consent):

1.2.52.1.

an application or an order is made to or by a court for its winding up, liquidation, dissolution, administration or the commencement of business rescue proceedings, other than an application which has no prospect of success and is being contested in good faith and which is withdrawn or set aside within 15 Business Days;

1.2.52.2.

a binding order or binding declaration is made or a meeting of the directors or shareholders of such person is convened to consider the passing of, or a resolution is passed for the administration, commencement of business rescue proceedings, custodianship, curatorship, bankruptcy, liquidation, sequestration, winding-up, judicial management or dissolution, (and whether provisional or final) of it or its estate;

1.2.52.3.

it is unable ( or admits inability) or is deemed to be unable to pay its debts generally as they fall due or its liabilities exceed its assets or it does not satisfy the solvency and liquidity test at any particulartime in terms of section 4of the Companies Act to pay its debts generally as they fall due or its liabilities exceed its assets, fairly valued, or stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or proposes or seeks to make or makes a general assignment or any arrangement or composition with or for the benefit of its creditors generally or a moratorium is agreed or declared in respect of or affecting all or a material part of its Indebtedness;

1.2.52.4.

it takes any proceeding or other step with a view to the general readjustment, rescheduling or deferral of its Indebtedness (or any part thereof which it would otherwise be unable to pay when due) or any resolution is taken or proposed to take any such step;

1.2.52.5.

any receiver, administrative receiver, judicial receiver, judicial manager, administrator, compulsory manager, judicial custodian, curator, trustee in bankruptcy, liquidator, business rescue practitioner or the like is appointed in respect of it or any part of its assets or it requests any such appointment;

1.2.52.6.

if a company, its board resolves to commence business rescue proceedings or it or any of its agents, officers or employees take/s any other steps contemplated under the Companies Act in anticipation of business rescue proceedings;

1.2.52.7.

if a company, any corporate action, legal proceedings or other similar procedure or steps are taken or threatened in relation to the appointment of a business rescue practitioner in respect of it;

1.2.52.8.

any act which, if such act was committed by an individual, would be an act of insolvency within the meaning of section 8 of the Insolvency Act No. 24 of 1936 or any equivalent legislation in any jurisdiction to which such person is subject;

1.2.52.9.

such person has any Judgment made against it and it fails to:

1.2.52.9.1

appeal against such Judgment (if such Judgment is appealable) or to apply for the rescission thereof (if such Judgment is a default judgment) within the prescribed time limits or thereafter fails to prosecute such appeal or application (and any subsequent right of appeal or review) or ultimately fails in such appeal or application; or

1.2.52.9.2

satisfy such Judgment, or, if it lodges an appeal or application (as contemplated in article 1.2.52.9.1) and such appeal or application ultimately fails, it fails to satisfy such Judgment within 10 Business Days of such appeal or application failing;

1.2.53.

“Insurance Confirmation” has the meaning ascribed thereto in clause 13.9;

1.2.54.

“Interest Payment Date”means:

1.2.54.1.

the First Interest Payment Date; and thereafter

1.2.54.2.

the days corresponding numerically to the previous Interest Payment Date in the Calendar Month after the Calendar Month in which the previous Interest Payment Date occurred, but if there is no day in such third Calendar Month that corresponds numerically to the previous Interest Payment Date, then the next Interest Payment Date shall be the last day of such Calendar Month, alternatively such other convenient date as may from time to time be determined by Land Bank and approved of in writing by the Borrower, which approval shall not be unreasonably withheld or delayed;

1.2.55.

“Interest Period” means each period of 1month from (and including) an Interest Payment Date until (but excluding) the next succeeding Interest Payment Date, provided that:

1.2.55.1.

the first Interest Period shall be the period from (and including) the First Advance Date until (but excluding) the First Interest Payment Date;  and

1.2.55.2.

the last Interest Period shall be until (but excluding) the Discharge Date;

1.2.56.

“Interest Rate” has the meaning ascribed thereto in Schedule 1, provided that the parties shall be entitled to agree a different interest rate from time to time in writing;

1.2.57.

“Joint Venture” means an association of two or more persons combining assets and/or expertise to carry out a business enterprise and having a joint proprietary interest, a joint right of control and a sharing of profits and losses and whether undertaken, without limitation, in the form of a partnership, unincorporated association, trust or incorporated entity;

1.2.58.

“Judgment” means any judgment or award;

1.2.59.

“Key Individuals” has the meaning ascribed thereto in Schedule 1 (if any);

1.2.60.

“Land Bank Act” means the Land and Agricultural Development Bank Act, No. 15 of 2002;

1.2.61.

“Land Bank” means the Land Bank and Agricultural Development Bank of South Africa, governed by the Land Bank Act;

1.2.62.

“Material Adverse Change” means a change in circumstances or the occurrence of any event or circumstance which in the reasonable opinion of Land Bank has or will, or is reasonably likely to, have a material adverse effect on:

1.2.62.1.

the condition (financial or otherwise), business, operations, property or prospects of the Borrower or the Group taken as a whole; or

1.2.62.2.

the ability of the Borrower or any Obligor to perform its obligations under the Finance Documents to which it is a party; or

1.2.62.3.

the validity or enforceability of the terms of any Finance Document  or the rights or remedies of Land Bank under any of the Finance Documents or the effectiveness or ranking of any Security granted or purported to be granted in terms of any Security Document;

1.2.63.

“Material Agreements” has the meaning ascribed thereto in Schedule 1 and “Material Agreement” means, as the context requires, any one of them;

1.2.64.

“Materiality Threshold Amount” has the meaning ascribed thereto in Schedule 1;

1.2.65.

“Measurement Date” means each of the following dates:

1.2.65.1.

the last day of the first quarter of each Financial Year;

1.2.65.2.

the Financial Half-Year Date;

1.2.65.3.

the last day of the third quarter of the Financial Year; and

1.2.65.4.

the last day of each Financial Year;

1.2.66.

“Measurement Period” means each period of 12 months preceding a Measurement Date;

1.2.67.

“Month” is a reference to a period from (and including) one day in a Calendar Month to (but excluding) the numerically corresponding day in the next Calendar Month except that if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that Calendar Month and reference to "Months" shall be construed accordingly;

1.2.68.

“Obligors” means:

1.2.68.1.

the Borrower;  and

1.2.68.2.

any other person which may enter into a Security Document in favour of Land Bank,

and “Obligor” shall mean, as the context requires, any one of them;

1.2.69.

“Penalty Interest” has the meaning ascribed thereto in clause 15.1;

1.2.70.

“Penalty Interest Rate” means, at any time,the higher of:

1.2.70.1.

the Interest Rate plus 200 basis points per annum; or

1.2.70.2.

the Prime Rate plus 200 basis points per annum;

1.2.71.

“Permitted Indebtedness Amount” has the meaning ascribed thereto in Schedule 1;

1.2.72.

“Potential Event of Default” means any event or the existence of any circumstance which would be (with the expiry of a remedy period, the giving of notice or the making of any determination under this Agreement or any combination thereof) an Event of Default;

1.2.73.

“Prime Rate” means the publicly quoted basic rate of interest (percent per annum, compounded monthly in arrears and calculated on a 365 day year irrespective of whether or not the year is a leap year) from time to time published by Absa Bank Limited as being its prime overdraft rate, as certified by any manager of that bank whose appointment and designation it will not be necessary to prove;

1.2.74.

“Safety Margin Percentage” has the meaning ascribed thereto in Schedule 1;

1.2.75.

“SARB” means the South African Reserve Bank;

1.2.76.

“Security” means, individually and collectively, all of the Security Interests and subordination undertakings granted in favour of Land Bank by any Obligor as security for the fulfilment by the Borrower of its obligations under this Agreement, as contemplated in Schedule 1, and thereafter also including Further Security (if any);

1.2.77.

“Security Cover Ratio” means, on any day, the ratio between:

1.2.77.1.

the Security Value; and

1.2.77.2.

the aggregate of the Facility Outstandings;

1.2.78.

“Security Documents” means the documents recording the terms and conditions of the Security and “Security Document” means, as the context requires, any one of them;

1.2.79.

"Security Interest" means any agreement or arrangement having the effect of creating a security interest or right of possession, including any mortgage, charge (whether fixed or floating), pledge, lien, lease, cession, cession in securitatemdebiti, right of retention, right of set-off or claim (but excluding any right of set-off, consolidation, merger or combination of accounts arising in favour of a banker by operation of law), hypothecation, assignment, security interest, title retention, trust arrangement, preferential arrangement or encumbrance whatever, however created or arising;

1.2.80.

“Security Value” means, on any day, the aggregate fair market value of the assets comprising the Security reduced, in respect of each asset, by the Safety Margin Percentage (if any) applicable to such asset;

1.2.81.

“Signature Date” means the first date on which this Agreement has been signed by each party thereto;

1.2.82.

“South Africa” means the Republic of South Africa;

1.2.83.

“Specific Undertakings” has the meaning ascribed thereto in Schedule 1;

1.2.84.

“Subsidiary” means a subsidiary as defined in section 3 of the Companies Act, save that if a company would not be a subsidiary, only because it is not a company incorporated under the Companies Act, but it is a company or other association of persons, incorporated outside South Africa, then such company shall nevertheless be a “Subsidiary”;

1.2.85.

“Taxes” means all present and future taxes, Income Tax, levies, imposts, duties, charges, fees, deductions and withholdings and any penalties thereon imposed or required by any governmental, fiscal or other authority and "Tax" and "Taxation" shall be construed accordingly;

1.2.86.

“Term Sheet Date” means the date on which Land Bank issued the first term sheet or proposal for funding, as the case may be, in relation to the Facility, irrespective of whether such term sheet was agreed to by the Borrower;

1.2.87.

“VAT” or “Value Added Tax” means value-added tax at the applicable rate in terms of the Value Added Tax Act, No. 89 of 1991;

1.2.88.

“Warranties” means the representations and warranties set out in clause 12;

1.2.89.

“Warranty Date” means the Signature Date, the Fulfilment Date and each date thereafter until the Discharge Date; and

1.2.90.

“ZAR” or “Rands” or“R”or“South African Rands” means South African Rands, the lawful currency of South Africa;

1.3.

any reference to an enactment is to that enactment as at the Signature Date and as amended or re-enacted or replaced from time to time;

1.4.

any reference in this Agreement to any other agreement or document copy shall be construed as a reference to such other agreement as same may have been, or may from time to time be, amended, varied, novated or supplemented;

1.5.

if any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of this Agreement;

1.6.

where any number of days is to be calculated from a particular day, such number shall be calculated as including such particular day and excluding the last day of such number.  If the last day of the number so calculated falls on a day which is not a Business Day, the last day shall be deemed to be the next succeeding Business Day;

1.7.

in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the succeeding Business Day;

1.8.

any reference to a party includes that party’s successors-in-title and permitted assigns;

1.9.

expressions defined in this Agreement shall bear the same meanings in schedules or annexures to this Agreement which do not themselves contain their own definitions;

1.10.

where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause;

1.11.

the expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this;

1.12.

the rule of construction that a contract shall be interpreted against the party responsible for the drafting or preparation of the contract, shall not apply;

1.13.

any reference in this Agreement to a party shall, if such party is liquidated or sequestrated, be applicable also to and binding upon that party's liquidator or trustee, as the case may be;

1.14.

the words “include”, “including” and “in particular” shall be construed as being by way of example or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding word/s;

1.15.

the words “other” and “otherwise” shall not be construed eiusdem generis with any preceding words where a wider construction is possible;

1.16.

without prejudicing the entitlement of either party to apply to a court for the rectification of any term in this Agreement, should any term in this Agreement refer to a matter set out in Schedule 1 and Schedule 1 does not in fact deal with such matter, then, unless the context indicates otherwise, such term shall be regarded as not forming part of the agreement between the parties.

2.

RECORDAL

2.1.

Land Bank has agreed to make the Facility available to the Borrower for the Facility Purpose. Land Bank shall be entitled (but not obliged) to monitor and verify the use of the amount borrowed under the Facility.

2.2.

The Borrower accordingly wishes to borrow against the Facility fromLand Bank and Land Bank has agreed to advance an amount against the Facility to the Borrower.

3.

CONDITIONS PRECEDENT

3.1.

Land Bank’s obligation to make the Facility available to the Borrower is subject to the fulfilment of the following Conditions Precedent (or the waiver of such Condition Precedent in terms of clause 3.4):

3.1.1.

receipt of confirmation that updated Commercial and Marine insurance policies are in place;

3.1.2.

receipt by Land Bank of each of the Finance Documents signed in form and substance satisfactory to Land Bank and each Finance Document has become unconditional in accordance with its terms (other than any condition therein requiring this Agreement to have become unconditional) and all and any documents which are required to be delivered under each Finance Document prior to the Advance Date have been delivered;

3.1.3.

receipt by Land Bank of a copy of each of the Material Agreements (if any) in form and substance satisfactory to Land Bank and each Material Agreement has become unconditional in accordance with its terms (other than any condition therein requiring any of the Finance Documents to have become unconditional);

3.1.4.

receipt by Land Bank of a copy of all applicable Insurance Confirmations in form and substance satisfactory to Land Bank;

3.1.5.

receipt by Land Bank of a copy of the Constitutional Documents of each Obligor other than a natural person in form and substance satisfactory to Land Bank and certified as a true copy of the current version of such documents by an appropriate officer or agent of the Obligor;

3.1.6.

Land Bank is satisfied with the outcome of the due diligence investigation, if any, which it may conduct in respect of any Obligor;

3.1.7.

receipt by Land Bank of all such documents as may be required by it in relation to compliance with FICA;

3.1.8.

any Authorisations required to effect any transaction contemplated in the Finance Documents and the Material Agreements have been obtained and are not subject to any conditions which are not acceptable to Land Bank (in its discretion);

3.1.9.

receipt by Land Bank of an extract of the minutes of the meeting of the board of directors of each Obligor other than a natural personin form and substance acceptable to Land Bank, signed by the chair of the relevant board meeting or by the chair of the next meeting (as contemplated in section 73 of the Companies Act) and reflecting the adoption of board resolutions approving the entering into by each Obligor of the Finance Documents to which it is or will become party and authorising specific person(s) to finalise and conclude such agreements;

3.1.10.

Land Bank being satisfied that:

3.1.10.1.

no Event of Default or Potential Event of Default has occurred prior to the date on which the last of the other Conditions Precedent are fulfilled or waived;

3.1.10.2.

there has been no material deterioration in the financial condition of the Borrower sincethe Term Sheet Date;

3.1.11.

receipt by Land Bank of a certificate duly signed on behalf of the Borrower confirming the names of the authorised signatories of the Borrower and containing their specimen signatures, all in form and substance acceptable to Land Bank;

3.1.12.

receipt by Land Bank of a Draw Down Notice in form and substance acceptable to Land Bank.

3.2.

The Borrower shall use its reasonable commercial endeavours to procure the fulfilment of the Conditions Precedent as soon as possible after the Signature Date.Unless the Conditions Precedent are fulfilled by no later than30 days following the Signature Date (or such later date as Land Bankadvises the Borrower in writing, which date shall be no later than3 Months following the Signature Date) (“CP End Date”)Land Bank shall not be obliged to make the Facility available to the Borrower and the Facility shall be cancelled and not be available for draw down.

3.3.

If Land Bank certifies by written notice to the Borrower that all of the Conditions Precedent have been fulfilled or waived, then all of the Conditions Precedent shall for all purposes be deemed to have been fulfilled (or waived as the case may be) on the date upon which such notice is given.

3.4.

The Conditions Precedent have been inserted in this Agreement for the benefit of Land Bank. Land Bank may accordingly, in its absolute discretion on or before the CP End Dateadvise the Borrower by written notice (each such notice, a“Waiver Notice”) that Land

Bank has waived one or more of the Conditions Precedent. Such Waiver Notice shall either be:

3.4.1.

without further stipulations, in which event the Conditions Precedent waived in the Waiver Notice shall cease to be of any force and effect and the Borrower shall not be obliged to procure the fulfilment of such Conditions Precedent; or

3.4.2.

with further stipulations, in which event the Waiver Notice shall specifya date (following the First Advance Date) by which the Borrower shall be obliged to procurethe fulfilment of such terms of the applicable Conditions Precedent as the Waiver Notice may stipulate, and the Borrower shall be obliged to procure such fulfilment by such date, failing which the Borrower shall be deemed to have committed an Event of Default.

4.

THE FACILITY

4.1.

Land Bank hereby makes the Facility available to the Borrower.

4.2.

The Borrower shall be entitled to draw down against the Facility Principal from time to time, provided that:

4.2.1.

no such draw down may cause the Facility Outstandings following such draw down to exceed the Facility Principal; and

4.2.2.

the Borrower shall not be entitled to draw down against the Facility Principal following the expiry of the Availability Period.

4.2.3.

The draw down complies with the restrictions as contained in Schedule 1.

4.3.

The Borrower shall be entitled during the Availability Period to redraw capital amounts repaid to Land Bank under this Agreement.

4.4.

If the Borrower requires an Advance as contemplated in clause 4.2:

4.4.1.

the Borrower shall deliver an originally signed Draw Down Notice to Land Bank at its address set out in clause 30.1 by no later than 14h00 Johannesburg time on the Advance Date;

4.4.2.

the aforesaid Draw Down Notice shall stipulate:

4.4.2.1.

the amount of the required Advance; and

4.4.2.2.

the Advance Dateon which the Borrower requires that Advance, provided that such Advance Date shall be a Business Day; and

4.4.3.

notwithstanding anything to the contrary contained herein Land Bank shall not be obliged to advance any amount to the Borrower if:

4.4.3.1.

an Event of Default or a Potential Event of Default has occurred and has not been remedied; or

4.4.3.2.

immediately following payment of the Advance the Security Cover Ratio shall be less than 1:1.

4.5.

Provided that the Borrower is entitled to an Advance, Land Bank shall make that Advance by paying the amount thereof by electronic transfer directly into the Borrower Account.

4.6.

Notwithstanding anything to the contrary, if the Borrower has not drawn down the Facility in full by the last day of the Availability Period, the Facility shall automatically lapse and the undrawn amount of the Facility Principal shall no longer be available to the Borrower.

4.7.

Land Bank may in its sole discretion and subject to such further terms as Land Bank may stipulate, at the request of the Borrower issue a guarantee in favour of a third party in respect of all or certain of the Borrower’s obligations to such third party from time to time. If Land Bank issues such a guarantee, then the amount which Land Bank is obliged to advance to the Borrower under this Agreement will, pending payment by Land Bank under the guarantee or the irrevocable termination of the guarantee, be reduced by an amount equal to the maximum liability of Land Bank in terms of the guarantee. Payment by Land Bank under any such guarantee to such third party shall for all purposes be deemed to constitute an advance to the Borrower of a portion of the Facility Principal under this Agreement equal to the amount so paid by Land Bank.

5.

INTEREST DETERMINATION

5.1.

Interest shall accrue for each Interest Period on the Facility Outstandings at the Interest Rate.

5.2.

Such interest shall accrue and be calculated on a daily basis and shall be calculated on the actual number of days elapsed and on the basis of a 365 day year, irrespective of whether or not the applicable year is a leap year.

5.3.

Accrued interest which is not paid on an Interest Payment Date shall be compounded.

6.

INTEREST AND PRINCIPAL PAYMENT PROVISIONS

6.1.

The Borrower shall pay, in arrears, all interest which accrues on the Facility Outstandings during any Interest Period to Land Bank on the first Interest Payment Date which occurs after the last day of that Interest Period.

6.2.

Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall be obliged to repay the entire Facility Outstandings on or before the Final Repayment Date.

6.3.

The Borrower may prepay the whole or a portion of the Facility Outstandings at any time.

7.

METHOD OF PAYMENT AND GROSS UP

7.1.

All payments to be made by the Borrower to Land Bank in terms of this Agreement shall be made by the Borrower:

7.1.1.

to Land Bank on the due date for such payment;

7.1.2.

by no later than 14h00 Johannesburg time on the due date for such payment;  and

7.1.3.

in cash without any set-off, withholding or deduction of bank commission, by means of direct bank transfers of immediately available, freely transferable, cleared funds into the Collection Account.

7.2.

Save where otherwise specifically provided for herein, all payments made by the Borrower in terms of this Agreement shall be in Rands and free and clear of any Taxes, except to the extent that the Borrower is required by Applicable Laws to make payment subject thereto.  If any Tax or amount in respect thereof must be deducted, or any other deductions must be made from any amounts payable or paid by the Borrower in terms of this Agreement, the Borrower shall pay such additional amounts as may be necessary to ensure that Land Bank receivesa net amount equal to the full amount which it would have received had payment not been made subject to such tax or other deductions.

8.

INCREASED COSTS

8.1.

If by reason of:

8.1.1.

any Change in Applicable Law; and/or

8.1.2.

any directive, requirement, request or guidance (whether or not having the force of law but if not having the force of law, one which applies generally to a class or category of financial institutions and/or financial service companies) of any central bank or any other fiscal, monetary, regulatory or other authority in South Africa or any other relevant jurisdiction; and/or

8.1.3.

a requirement or a request by any statutory or monetary authority in the South Africa, to pay levies or other amounts whatsoever or to maintain special deposits or reserve assets, in addition to those currently paid or maintained or reserved by Land Bank in South Africa or any other relevant jurisdiction; and/or

8.1.4.

any compliance by Land Bank with any reserve, cash ratio, special deposit or liquidity requirements (or any other similar requirements) in respect of this Agreement in addition to those anticipated by Land Bank in South Africa or any other relevant jurisdiction; and/or

8.1.5.

any compliance by Land Bank with any capital adequacy or similar requirements howsoever arising in South Africa or any other relevant jurisdiction in respect of this Agreement, including as a result of an increase in the amount of the capital to be allocated to the amount advanced under this Agreement or of a change of weighting of the commitment under this Agreement;  and/or

8.1.6.

any compliance by Land Bank with any international banking convention (including, without limitation, Basel II) or any amendment thereof which occurs on or after the Signature Date;  and/or

8.1.7.

any other event beyond the control of Land Bank,

there is any increase in the cost to Land Bank of the loan and/or the Facility in terms of this Agreement or a reduction of any amount received or receivable by Land Bank in terms of this Agreement, or reduction in the after tax return on capital achieved by Land Bank (in each case “Increased Costs”) which is directly attributable to all or part of this Agreement and/or Land Bank entering into, performing, maintaining or funding its obligations under this Agreement, then the Borrower shall on 10 Business Days written notice from Land Bank pay to Land Bank the amount of any Increased Costs incurred by Land Bank as additional interest as follows:

8.1.8.

on the first Interest Payment Date after such written notice, a lump sum as certified in a calculation certificate accompanying such written notice;  and/or

8.1.9.

on each Interest Payment Date thereafter for the remaining term of the Facility, the amounts reflected on such calculation certificate.

8.2.

Land Bank shall provide the Borrower with such reasonable details as to how such Increased Costs have been incurred, provided that it shall not be under any obligation under this clause to disclose any information relating to Land Bank’s affairs, which it in its discretion determines is confidential, commercially sensitive or the disclosure of which would be contrary to any of its usual policies and no failure to disclose any such information shall limit its rights hereunder.

8.3.

A certificate signed by any manager of Land Bank (whose status, authority and signature need not be proved) shall be prima facie evidence of the amount payable by or to the Borrower as contemplated in clause 8.1.

8.4.

This clause 8 shall not apply to any Increased Costs attributable to any change in the rate of Income Tax on the overall net income ofLand Bank.

8.5.

It is recorded that the provisions of this clause 8 shall survive the expiration or termination of this Agreement for a period of 36 Months thereafter.

9.

FINANCIAL COVENANTS

9.1.

Financial Covenants

The Borrower undertakes to Land Bank that, from the First Advance Date until the Discharge Date, the Financial Covenants shall be met.

9.2.

Testing

Save following notice to such effect by Land Bank to the Borrower,whereafter the Financial Covenants shall be tested, where applicable, on a daily basis, the Financial Covenants shall be tested on each Measurement Date with reference to each Measurement Period preceding (and including) such Measurement Date, in each case by reference inter alia to the most recent unaudited or audited financial statements of the persons with respect to whom the Financial Covenants are to be tested delivered pursuant to clause 11.

9.3.

Breach of a Financial Covenant or a Specific Undertaking

Immediately upon becoming aware of a breach of any of the Financial Covenantsthe Borrower shall notify Land Bank (and provide such details about the breach as Land Bank may reasonably request).

9.4.

Calculation

9.4.1.

In the event of any dispute in respect of any calculation relating to the Financial Covenants or any other calculations required in respect of any Financial Covenant, such dispute shall be determined by independent auditors, appointed by Land Bank (which auditors must be one of PricewaterhouseCoopers, Ernst & Young, Deloitte &Touche or KPMG), acting as experts and not as arbitrators (taking into account the terms and conditions of the Finance Documents), whose determination will, in the absence of manifest error, be final and binding on all parties.

9.4.2.

The cost of such independent auditors in resolving such dispute shall be paid by the parties to the dispute in the proportion determined by such auditors having regard to the merit, or lack thereof, of each side to the dispute.

10.

SPECIFIC UNDERTAKINGS

From the First Advance Date until the Discharge Date, unless specifically provided for in this Agreement or any other Finance Document to which it is a party or Land Bank provides its prior written consent, the Borrower hereby unconditionally and irrevocably gives the Specific Undertakings to Land Bank.

11.

INFORMATION UNDERTAKINGS

11.1.

Until the Discharge Date and unless Land Bank otherwise agrees in writing, the Borrower shall deliver to Land Bank from the Fulfilment Date until the Discharge Date :

11.1.1.

following the end of each Financial Year, the:

11.1.1.1.

signed and approved audited consolidated annual financial statements of the Group; and

11.1.1.2.

the signed and approved audited annual financial statements of the Borrower,

within 4Months of the end of the Financial Year of the Borrower;

11.1.2.

the unaudited interim consolidated financial statements of the Group and the unaudited interim financial statements of the Borrower for the 6 month period ending on each Financial Half-Year Date within three Months of such Financial Half-Year Date;

11.1.3.

the unaudited consolidated financial statements of the Group and the unaudited financial statements of the Borrower for the 12 month period ending on each Measurement Date within 3 Months of such Measurement Date;

11.1.4.

together with the delivery of the audited and unaudited financial statements in accordance with clauses 11.1.1,11.1.2 and 11.1.3, a Compliance Certificate signed by the financial director of the Borrower and another director of the Borrower certifying compliance with each of the Financial Covenants and setting out (in reasonable detail) computations as to compliance with such Financial Covenants;

11.1.5.

a schedule signed by the financial director of the Borrower and another director of the Borrower certifying the calculation of the Security Cover Ratio as at the end of each Calendar Month, before the end of the Calendar Month following such date;

11.1.6.

notification of any litigation instituted by any Obligor, save if such litigation is instituted in the ordinary course of business of the Obligor, promptly following the commencement thereof;

11.1.7.

notification of:

11.1.7.1.

any litigation against any Obligor which, if adversely decided, may reasonably lead to any Event of Default or Potential Event of Default;or

11.1.7.2.

any Event of Default or Potential Event of Default under this Agreement,

promptly after becoming aware thereof;

11.1.8.

notification if any Key Individual ceases for any reason (including, without limitation, termination of employment or death) to form part of the management of the business of the Borrower or the Group;

11.1.9.

notification of:

11.1.9.1.

an amendment to its Constitutional Documents;

11.1.9.2.

any change to its Financial Year; or

11.1.9.3.

any change in its auditors,

promptly after the adoption of any resolution or decision to effect such amendment or change;

11.1.10.

such other information (including, without limitation, management accounts, debtors’ lists, creditors’ lists, inventory analyses, budgets and financial forecasts, and details regarding the qualifications and experience of the management members of the business of the Borrower) in relation to the management, operations and/or financial position of the Group, the Borrower, any Group Entity or any Obligor as Land Bank may reasonably require from time to time and in such detail as Land Bank may reasonably specify, promptly after such information is requested by Land Bank and otherwise in accordance with Land Bank’s requests from time to time.

11.2.

If Land Bank requests information in respect of the Group or any Group Entities or Obligors (other than the Borrower) from the Borrower in terms of clause 11.1.10, the Borrower shall immediately request such information from the applicable Group Entities or Obligors. The Borrower shall deliver such information forthwith after the receipt of such information from the applicable Group Entities.

11.3.

Until the Discharge Date, upon the occurrence of a Potential Event of Default or an Event of Default, the Borrower shall allow (and shall procure that each other Group Entity shall allow) any one or more representatives, agents and/or advisors of Land Bank, upon reasonable notice, to have access to its (or such other Group Entity’s) assets, books and records and to inspect the same during normal business hours.

12.

REPRESENTATIONS AND WARRANTIES

12.1.

The Borrower makes the representations and warranties set out in this clause 12 to Land Bank in respect of itself and, where so expressed, also in respect of the other Obligors and/or Group Entities.

12.1.1.

Status

On each Warranty Date it:

12.1.1.1.

is a company duly registered and incorporated and validly existing under the laws of South Africa; and

12.1.1.2.

has the power to own its assets and carry on its business as it is being conducted.

12.1.2.

Binding Obligations

On each Warranty Date the obligations expressed to be assumed by each Obligor it in terms of each Finance Document to which such Obligor is a party are legal and valid obligations binding on it and enforceable against it in accordance with the terms thereof.

12.1.3.

Non-conflict with other Obligations

On each Warranty Date the entry into and performance by each Obligor of, and the transactions contemplated by, each Finance Document to which such Obligor is a party do not and will not:

12.1.3.1.

conflict with any Applicable Laws binding on it or its assets; or

12.1.3.2.

conflict with any provision of its Constitutional Documents (if such Obligor is a person other than a natural person); or

12.1.3.3.

conflict with or result in a breach of any of the terms or provisions of or constitute a default under any agreement, mortgage or notarial bond or other instrument to which it is a party or which is binding upon it or any of its assets or revenues; or

12.1.3.4.

exceed any limit on its powers.

12.1.4.

Power and Authority

On each Warranty Date each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of each Finance Document to which such Obligor is a party and the transactions contemplated in those documents.

12.1.5.

Validity and Admissibility in Evidence

On each Warranty Date each Obligor has and shall maintain all necessary Authorisations under Applicable Laws required:

12.1.5.1.

to enable it to lawfully enter into, exercise its rights and comply with its obligations under each Finance Document to which such Obligor is a party; and

12.1.5.2.

to make each Finance Document to which such Obligor is a party admissible in evidence in South Africa.

12.1.6.

Full Acquaintance

On each Warranty Date each Obligor is fully aware of and acquainted with the provisions of each Finance Document to which such Obligor is party and the meaning and effect of all such provisions.

12.1.7.

No Default, Insolvency Event or Material Adverse Change

On the Signature Date, the Fulfilment Date and on each Advance Date:

12.1.7.1.

no Insolvency Event will have occurred in respect of itor any other Obligor or any Group Entity;

12.1.7.2.

no Material Adverse Change will have occurred; and

12.1.7.3.

no Event of Default or Potential Event of Default has occurred, or will occur upon the advance of any portion of the Facility Principal.

12.1.8.

No Proceedings Pending or Threatened

On the Signature Date, the Fulfilment Date and on each Advance Date, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) which, if adversely determined, might reasonably be expected to constitute a Material Adverse Change have (to the best of its knowledge and belief, having made due and careful enquiry) been started or threatened against it or any other Obligor.

12.1.9.

Information

12.1.9.1.

On each Warranty Date all of the information supplied by each Obligor in connection with each Finance Document to which such Obligor is a party was true, complete and accurate in all material respects on the date such information was provided or as at the date (if any) at which it is stated.

12.1.9.2.

On the Signature Date and the Fulfilment Date, it is not aware of any material facts or circumstances that have not been disclosed to Land Bank in writing before the Signature Date.

12.1.10.

Compliance with Laws

On each Warranty Date it and each other Group Entity shall comply with all Applicable Laws necessary to carry on its business.

12.1.11.

Financial Statements

The audited consolidated financial statements delivered to Land Bank before the Signature Date were:

12.1.11.1.

prepared in accordance with IFRS (or such other appropriate accounting standard as the parties may agree), except to the extent expressly disclosed to the contrary therein, and comply with the requirements of the Companies Act; and

12.1.11.2.

fairly present the consolidated financial condition and operations of the companies to which they relate during the relevant financial period, unless expressly disclosed to the contrary therein.

12.1.12.

Solvency

On the Signature Date, the Fulfilment Date and on each Advance Date, both immediately before and after the relevant Advance, its consolidated assets (fairly valued) will exceed its consolidated liabilities.

12.1.13.

No Business Rescue Proceedings

On the Signature Date, the Fulfilment Date and on each Advance Date:

12.1.13.1.

neither its board of directors, nor of any other Group Entity, has resolved to commence business rescue proceedings, nor has any such board or any of its agents, officers or employees taken any other steps contemplated in anticipation of business rescue proceedings, in respect of itself or any other Group Entity;

12.1.13.2.

no person has applied or threatened to apply to court for an order commencing business rescue proceedings in respect of it or any other Group Entity;

12.1.13.3.

no corporate action, legal proceedings or similar procedure or steps have been taken or threatened, nor do any circumstances exist which are likely to give rise to steps being taken in respect of it or any other Group Entity relating to the appointment of a business rescue practitioner or similar officer of it or of any of its assets, nor has anything analogous to any of the foregoing occurred in any applicable jurisdiction.

12.1.14.

No Breach

On the Signature Date, the Fulfilment Date and on each Advance Date no Obligor is in material breach of or in material default under any other agreement to which such Obligor is a party or which is binding on it or any of its assets, or under any of its Constitutional Documents, to an extent or in a manner which could reasonably be expected to give rise to a Material Adverse Change.

12.1.15.

PariPassu Ranking

On each Warranty Date, its payment obligations under the Finance Documents to which it is a party rank at least paripassu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

12.1.16.

Security

On each Warranty Date, the security created by each Security Document to which an Obligor (other than the Borrower) is party is not subject to avoidance in the event of any winding-up, dissolution or administration involving any such Obligor.

12.1.17.

Taxes

On each Warranty Date, it and each other Group Entity has duly and punctually paid and discharged all Taxes imposed upon it or its assets or upon any other Group Entity or the assets of such Group Entity within the time period allowed without incurring penalties except to the extent that:

12.1.17.1.

payment is being contested in good faith;

12.1.17.2.

it (or, if applicable,the Group Entity to which such Tax applies)has maintained adequate provisions for those Taxes in accordance with IFRS (or such other appropriate equivalent accounting standard as the parties may agree); and

12.1.17.3.

payment can be lawfully withheld.

12.2.

Land Bank has entered into the Finance Documents to which it is party on the strength of, and relying on, the representations and warranties set out in this clause 12, each of which shall be deemed to be a separate representation and warranty given without prejudice to any other representation or warranty and deemed to be a material representation inducing Land Bank to enter into this Agreement and the other Finance Documents to which it is party and / or to advance money to the Borrower. The rights and remedies of Land Bank in respect of any breach of the representations and warranties will not be prejudiced in any way by any investigation by Land Bank. The representations and warranties set out in this clause 12 shall survive the termination of this Agreement for whatsoever reason.

13.

GENERAL COVENANTS AND UNDERTAKINGS

From the Fulfilment Date until the Discharge Date, unless specifically provided for in this Agreement or any other Finance Document to which it is a party or Land Bank provides its prior written consent, the Borrower hereby unconditionally and irrevocably gives the undertakings in this clause 13 to Land Bank.

13.1.

Use of Advances

It shall apply the amount of each Advancesolely for the Facility Purpose.

13.2.

Corporate Existence

It shall maintain its corporate existence in South Africa according to Applicable Laws.

13.3.

Finance Documents

13.3.1.

It shall comply with its obligations in terms of the Finance Documents to which it is a party.

13.3.2.

It shall not permit any variation, amendment, deletion, addition and/or alteration to and/or cancellation of any of this Agreement and/or any of the other Finance Documents to which it is a party.

13.4.

Restricted Actions

13.4.1.

It shall not, without the prior written consent of Land Bank, incur any Indebtedness other than indebtedness incurred in the ordinary course of business and not exceeding, in the aggregate, the Permitted Indebtedness Amount.

13.4.2.

It shall not, without the prior written consent of Land Bank, grant any Encumbrance over its assets to any person other than Land Bank other than in respect of indebtedness incurred in the ordinary course of business and not exceeding the Permitted Indebtedness Amount.

13.4.3.

It shall not, without the prior written consent of Land Bank, Dispose of the whole of the greater part of the undertaking or assets of the Borrower;

13.4.4.

It shall not, without the prior written consent of Land Bank, Dispose of any assetsto any person (including, without limitation, a Group Entity or an Affiliate) other than:

13.4.4.1.

in the ordinary course of business; or

13.4.4.2.

if not in the ordinary course of business, on such arms’ length terms as may be approved in writing by Land Bank,

provided that the Borrower shall, in addition to this clause 13.4.4, be subject to the further Disposal Requirements (if any) set out in Schedule 1.

13.4.5.

It shall not:

13.4.5.1.

enter into any transactions with any person other than on an arms’ length basis;

13.4.5.2.

act in any manner which would contravene its Constitutional Documents.

13.4.6.

It shall not materially change the nature of its business.

13.5.

Taxes

13.5.1.

It shall pay and discharge all Taxes and other liabilities payable by or assessed upon it when due.

13.5.2.

It shall duly file all Tax returns containing information required by Applicable Laws to be contained therein, shall maintain its tax residence in South Africa and shall not surrender or dispose of any tax credit, loss, relief or allowance to any person.

13.6.

Compliance with Applicable Laws

It shall comply with all Applicable Laws necessary to carry on its business.

13.7.

Authorisations

It shall procure and/or maintain all necessary Authorisations required under any Applicable Laws to enable it to perform its obligations under this Agreement and the other Finance Documents to which it is party and to ensure the legality, validity, enforceability and admissibility in evidence of such Finance Documents.

13.8.

Books and Records

It shall maintain its books and records as required by Applicable Laws.

13.9.

Insurances

13.9.1.

The Borrower shall take out insurances with such reputable short-term insurer as may be acceptable to Land Bank in respect of all the Borrower’s assets purchased or produced with the proceeds of the Advances or over which any Security Interest has been granted to Land Bank. Such insurances shall insure such assets at their replacement value (or such other basis of insurance as Land Bank may agree to in writing) and shall serve as insurances against the risk of fire, storm, theft and water damage and such additional risks as Land Bank may from time to time require by written notice to the Borrower. The Borrower shall keep the insurance in full force and effect and furnish Land Bank annually with documentary proof of the obtaining and maintaining, by it, of the insurances (such documentary proof, an “Insurance Confirmation”). Should the Borrower fail to obtain such insurances or pay any of the insurance premiums on the due date thereof in breach of this undertaking, then Land Bank shall be entitled to obtain such insurances or pay such premiums and to recover from the Borrower all costs and expenses so incurred (which shall be payable by the Borrower immediately on demand) and/or to debit same against the Facility Outstandings.

13.9.2.

To the extent applicable:

13.9.2.1.

the Borrower is hereby given notice of its entitlement to a free choice in connection with its obligations under this Agreement in terms of section 43 of the Short Term Insurance Act No. 53 of 1998 (as amended) (“STIA”);

13.9.2.2.

the Borrower warrants that it has read and understood this section of the STIA;

13.9.2.3.

by its signature to this Agreement, the Borrower confirms in writing that :

13.9.2.3.1.

it received prior written notice of the provisions of section 43 of the STIA and its entitlement to the freedom of choice referred to in such section;

13.9.2.3.2.

it has exercised its freedom of choice;  and

13.9.2.3.3.

it was not subject to any coercion, or inducement as to the manner in which it exercised such freedom of choice.

13.10.

FICA

It shall promptly on request by Land Bank supply to Land Bank any documentation or other evidence which is reasonably requested by Land Bank (whether for the use of Land Bank or any prospective cessionary) to enable Land Bank or any prospective cessionary to carry out and comply with the requirements they may have under FICA.

14.

EVENTS OF DEFAULT

14.1.

Each of the events or circumstances set out in this clause 14.1 is an Event of Default (each of which shall be severable and distinct from the others and whether or not caused by any reason whatsoever outside the control of the Borrower or the relevant Obligor).

14.1.1.

Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error and payment is made within 3 Business Days of its due date.

14.1.2.

Financial covenants

Any requirement of clause 9.1is not satisfied.

14.1.3.

Other obligations

An Obligor fails to perform or breaches any of its obligations, undertakings, representations or warranties under any Finance Document to which it is party (other than those referred to in clause 14.1.1 and clause 14.1.2).

14.1.4.

Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in any Finance Document to which it is party or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

14.1.5.

Cross default

14.1.5.1.

Any Indebtedness of any Group Entity or an Obligor is not paid when due nor within any originally applicable grace period.

14.1.5.2.

Any Indebtedness of any Group Entity or an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

14.1.5.3.

Any commitment for any Indebtedness of any Group Entity or an Obligor is cancelled or suspended by a creditor of any such Group Entity or Obligor as a result of an event of default (however described).

14.1.5.4.

Any creditor of any Group Entity or an Obligor becomes entitled to declare the Indebtedness of any such Group Entity or Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

14.1.5.5.

No Event of Default will occur under this clause 14.1.5 if the aggregate amount of Indebtedness or commitment for Indebtedness falling within clauses 14.1.5.1 to 14.1.5.4 is less than the Materiality Threshold Amount (or its equivalent in any other currency of currencies).

14.1.6.

Insolvency

An Insolvency Event occurs in respect of any Group Entityor any Obligor.

14.1.7.

Creditors’ process

Any asset or assets of any Group Entity or any Obligor with an aggregate value in excess of the Materiality Threshold Amount (or its equivalent in any other currency of currencies) is attached under a writ of execution.

14.1.8.

Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

14.1.9.

Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

14.1.10.

Material Adverse Change

A Material Adverse Change occurs.

14.1.11.

Change in Control

A change occurs in the Control of the Borrower or any Obligor without the prior written consent of Land Bank.

14.2.

No Event of Default will occur if:

14.2.1.

the failure to comply is capable of remedy and is remedied within:

14.2.1.1.

10 Business Days should an event contemplated in clause 14.1.1 occur; or

14.2.1.2.

20 Business Days in respect of the other events and circumstances set out in this clause 14,

of Land Bank giving notice to the Borrower to remedy or procure the remedy of such non-compliance; or

14.2.2.

Land Bank expressly waives reliance on the occurrence of the applicable event(s) constituting the Potential Event of Default or the Event of Default, in which case such event(s) shall be incapable of becoming an Event of Default.

14.3.

The determination whether an event is capable or incapable of remedy, shall be made by Land Bank, acting reasonably.

14.4.

Without prejudice to the rights and entitlements of Land Bank in terms of clause 14.2, should a breach of a Financial Covenant occur, as contemplated in clause 14.1.2, in circumstances where no other Potential Event of Default or Event of Default has occurred, then the Borrower shall be entitled and obliged forthwith to make written representations to Land Bank and/or to request a meeting between representatives of the Borrower and Land Bank in order to explain the nature and significance of such breach, and Land Bank shall consider such representations and/or use its reasonable commercial endeavours to make representatives available for such meeting (as the case may be).

14.5.

Land Bank may without prejudice to any other rights Land Bank may be entitled to at law, at any time, if an Event of Default occurs, by written notice to the Borrower :

14.5.1.

terminate this Agreement forthwith; and/or

14.5.2.

accelerate or demand payment of all the Borrower’s indebtedness under this Agreement which is then outstanding and whether or not it is then due for payment including, but without limitation, the entire Facility Outstandings and upon any such demand all that indebtedness shall immediately become due and payable; and/or

14.5.3.

demand that the Borrower immediately pay to Land Bank all amounts for which Land Bank may be contingently liable in respect of any guarantee, suretyship, bill of exchange or other instrument issued, signed, endorsed or the like by Land Bank at the instance, or on behalf, of the Borrower, and the Borrower will immediately comply with that demand;

14.5.4.

demand and be entitled to receive specific performance of the obligations (if any) breached by the Borrower and/or relevant Obligor;  and/or

14.5.5.

take all steps which it regards as desirable in order to enforce, or perfect the Security Interests created or evidenced by any one or more of the Security Documents;  and/or

14.5.6.

realise the security under the Security Documents;  and/or

14.5.7.

cancel the whole or part of the Facility.

15.

PENALTY INTEREST

15.1.

Should the Borrower fail to pay any amount payable by it under this Agreement on the due date for payment, interest (“Penalty Interest”) shall accrue on the overdue amount for the period commencing on the due date for payment and terminating on the day before such amount is paid (both before and after Judgment) at the Penalty Interest Rate.

15.2.

Should an Event of Default occur, the rate(s) of interest applicable to the amount then owing by the Borrower to Land Bank in terms of this Agreement shall increase to the Penalty Interest Rate.

15.3.

Any interest accruing under clause 15.1 shall be immediately payable by the Borrower on demand by Land Bank.

15.4.

Any interest arising on an overdue amount will be compounded with the overdue amount monthly in arrears, but will remain due and payable on demand.

16.

INDEMNITY

The Borrower hereby indemnifies Land Bankand undertakes to hold Land Bank harmless against any loss or damage it may suffer arising from the breach by the Borrower of any of the warranties, representations or undertakings set out in this Agreement. The Borrower undertakes to effect payment to Land Bank of any amount for which it is liable under the indemnity granted herein within 10 Business Days of receipt of written demand from Land Bank.

17.

TERMS RELATING TO GUARANTEES

17.1.

Should Land Bank issue any guarantee/s as contemplated in clause 4.7 and a court finally determines that, notwithstanding the provisions to the contrary of this Agreement, any liability, costs and expenses of or payment by Land Bank under such guarantee is not included in the Facility Outstandings, then the Borrower hereby indemnifies Land Bank and holds Land Bank harmless from and against all and any claims, losses, demands, liability, costs, disbursements and expenses of whatsoever nature and howsoever caused and arising, including legal costs between attorney and own client, which may at any time be suffered by or made against Land Bank by any person or which Land Bank may sustain or incur arising directly or indirectly out of, or in consequence of, having executed or hereafter executing any such guarantee/s or in relation to any application by it for the discharge or variation of any such guarantee/s.

17.2.

The Borrower’s obligations under this clause 17shall continue and remain of full force and effect until such time as Land Bank has been:

17.2.1.

entirely and finally released and discharged from all its obligations and liabilities, contingent or otherwise, under any such guarantee/s;or

17.2.2.

Land Bank has received full and final payment pursuant to the indemnity contemplated in clause 17.1,

whichever occurs later, and notwithstanding any intermediate payment or legal disability of the Borrower, neither the Borrower nor its successors in title or assigns shall be entitled to withdraw herefrom and no notice of termination whether by the Borrower or any other party shall be of any force or effect until Land Bank has been so finally released and discharged or paid.

17.3.

In any settlement between the payee under the applicable guarantee and Land Bank, the vouchers or other proper evidence showing payment by Land Bank or a certificate under the hand of any director or manager of Land Bank (whose appointment it shall not be necessary to prove) as to the Borrower’s liability in terms of this indemnity, shall be prima facie evidence of such liability and indebtedness for the purpose of provisional sentence, summary judgment proceedings or for any other proceeding/purpose.

17.4.

Land Bank shall be entitled in its sole and absolute discretion, without reference to the Borrower or any other party to a Finance Document, and without in any way affecting their liability under such Finance Documents, to make any arrangements or compromise with the payee under the applicable guarantee.

18.

STATUTORY POWERS

The Land Bank Act affords Land Bank certain statutory powers and privileges. Nothing in this Agreement shall derogate from the entitlement of Land Bank to exercise any such statutory power or privilege and Land Bank shall be entitled to do so at any time.

19.

ILLEGALITY

If as a result of a Change in Applicable Laws occurring at any time after the Signature Date it is or becomes unlawful in any jurisdiction or contrary to any lawful request from or requirement of the SARB or other South African governmental department or authority, whether or not having the force of law, for Land Bank to perform any of its obligations under this Agreement, then Land Bank shall promptly after becoming aware of same, notify the Borrower by way of a certificate signed by a director or manager of Land Bank (or a person of an equivalent or higher level of authority), whose appointment or designation it will not be necessary to prove to that effect and if Land Bank so requires, the Borrower shall by not later than such date as Land Bank shall have specified (which date may not be earlier than 20 Business Days or such lesser period as may be prescribed by law after the date of such certificate) repay the amount owing in terms of this Agreement in full together with any and all other amounts then due to Land Bank under or in terms of this Agreement.

20.

CERTIFICATE

A certificate issued by a manager of Land Bank as to any indebtedness of the Borrower in terms of this Agreement or any other fact relating to this Agreement shall be prima facie evidence of the Borrower's indebtedness to Land Bank hereunder and/or such other fact for the purpose of provisional sentence or summary judgment proceedings or for any other purpose.

21.

CESSION AND DELEGATION

21.1.

Land Bank shall be entitled to sell, pledge, cede or otherwise dispose of any or all of its rights and obligations under this Agreement and the other Finance Documents to any person and / or to cede, assign and / or delegate any of its rights and / or obligations under this Agreement and the other Finance Documents without the consent of the Borrower. To the extent that any such cession, delegation, sale, pledge or other disposal results in a splitting of claims, the Borrower hereby irrevocably consents thereto.

21.2.

The Borrower shall not be entitled to cede all or any of its rights or delegate all or any of its obligations under this Agreement to any person without the prior written consent of Land Bank.

22.

RENUNCIATION OF BENEFITS

22.1.

Should the Borrower resist any claim arising out of this Agreement on the grounds that:

22.1.1.

there is no reason or basis for the claim (non causadebiti); or

22.1.2.

errors have been made in calculating the amount claimed (errore calculi); or

22.1.3.

in the case of monies lent, no money, or less money than has been claimed, has been advanced (non numerataepecuniae); or

22.1.4.

no value has been received,

the onus of proving that ground or those grounds shall be on the Borrower.

22.2.

The Borrower confirms that it understands the meaning of each of the defences referred to in clause 22.1.

23.

APPROPRIATION

All payments received by Land Bank in terms of this Agreement shall be appropriated firstly to costs, then interest and then to capital.

24.

WAIVER OF IMMUNITY

The Borrower waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

24.1.

the giving of any relief by way of interdict or order for specific performance or for the recovery of assets or revenues;  and

24.2.

the issue of any process against its assets or revenues for the enforcement of a Judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

25.

APPLICABLE LAW AND JURISDICTION

25.1.

This Agreement will in all respects be governed by and construed in accordance with the laws of South Africa.

25.2.

The Borrower acknowledges that Land Bank may in its discretion institute proceedings against it in the magistrate’s court and it consents to the jurisdiction of the magistrate's court having jurisdiction in terms of section 28 of the Magistrates' Courts Act, 1944, in respect of any action or application arising out of or in connection with its obligations under this Agreement notwithstanding that the amount in issue may exceed the jurisdiction of such court.

25.3.

The Borrower further acknowledges that Land Bank may commence legal action or proceedings arising out of or in connection with this Agreement in the High Court indicated in the Scheduleand irrevocably submits to the non-exclusive jurisdiction of such court and agrees that any costs awarded against it be awarded or paid in accordance with the de facto scale as between attorney and client.

25.4.

The Borrower appoints any person (at the address chosen as its domiciliumcitandi et executandi) to receive for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement. The Borrower irrevocably waives any objection it may now or hereafter have that such action or proceeding has been brought in an inconvenient forum. The Borrower further irrevocably consents to the service of process in any such action or proceeding as contemplated in clause 30. Nothing herein shall affect the right to serve process in any other manner permitted by law. The Borrower irrevocably agrees not to claim for itself or its assets immunity from suit, execution, attachment or otherwise, to the full extent permitted by Applicable Laws.

25.5.

The submission to jurisdiction in clause 25.2 shall not (and shall not be construed so as to) limit the right of Land Bank to take proceedings against the Borrower in whatever other jurisdiction Land Bank considers appropriate nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

26.

SET-OFF

The Borrower hereby authorises Land Bank to apply any credit balance on any of the Borrower’s accounts with Land Bank in satisfaction of any sum due and payable to Land Bank by the Borrower pursuant to this Agreement but unpaid by the Borrower, where an Event of Default has occurred.Land Bank is hereby authorised to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application. The foregoing shall be without prejudice and in addition to any right of set off, combination of accounts, lien, security or other right to which Land Bank are at any time otherwise entitled, whether by operation of law, contract of otherwise.

27.

CONFLICTS AND TERMINATION

27.1.

Any clause hereof which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect and shall be enforceable by either party, its successors, assignees and cessionaries.

27.2.

Should there be any conflict between the provisions of this Agreement and the provisions of the Constitutional Documents of the Borrower, then as between the parties hereto, the provisions of this Agreement shall prevail. In such event the Borrower shall forthwith upon receipt of written request from Land Bank, at the Borrower’s own cost, alter such Constitutional Documents so as to conform to the terms of this Agreement.

28.

LAND BANK’S POSITION

28.1.

No provision of this Agreement will:

28.1.1.

interfere with the rights of Land Bank to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

28.1.2.

(save as expressly set out in this Agreement), oblige Land Bank to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

28.2.

In no event shall Land Bank be liable for any special, indirect, consequential or punitive damages and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

29.

STIPULATIO ALTERI

No part of this Agreement shall constitute a stipulatioalteri in favour of any person who is not a party to this Agreement unless the provision in question expressly provides that it does constitute a stipulatioalteri.

30.

NOTICES AND DOMICILIA

30.1.

For the purposes of the giving of notices and the serving of legal process in terms of this Agreement, each of the parties chooses a domiciliumcitandi et executandi (“domicilium") as follows :

Land Bank at	Block D, Eco Glades 2, 420 Witch Hazel Avenue, Ecopark, Centurion, 0157
Telefax No :	012 686 0957
Attention :	The Regional Manager B&CB Pretoria

30.1.1.	the Borrower at :	As set out in Schedule 1
	Telefax No :	As set out in Schedule 1

Attention :	As set out in Schedule 1

30.2.

Any party may at any time, by notice in writing to the other parties, change its domicilium to any other address in South Africa which is not a post office box or post restante.

30.3.

Any notice given in connection with this Agreement shall, save where a particular form of notice is stipulated, be :

30.3.1.

delivered by hand;  or

30.3.2.

sent by registered post; or

30.3.3.

sent by courier;  or

30.3.4.

sent by telefax (if the domicilium includes a telefax number),

to the domicilium chosen by the party concerned.

30.4.

A notice given as set out above shall be deemed to have been duly given (unless the contrary is proved) :

30.4.1.

if delivered by hand, on the date of delivery;  or

30.4.2.

if sent by registered post, 7 days after the date of posting;

30.4.3.

if sent by courier, on the date of delivery by the courier service concerned;  or

30.4.4.

if sent by telefax, the first Business Day after the date of transmission.

30.5.

Any written notice actually received by a party shall be valid, notwithstanding that it may not have been given in accordance with the preceding provisions of this clause 30.

31.

ADDITIONAL EXPENSES

The Borrower hereby unconditionally and irrevocably undertakes to Land Bank that:

31.1.

it shall, from time to time within 10 Business Days of demand by Land Bank, reimburse Land Bank for -

31.1.1.

all costs and expenses (including legal fees as between attorney and own client) plus VAT thereon, incurred in or in connection with the preservation of any of the rights of Land Bank in terms of this Agreement or the other Finance Documents; and

31.1.2.

all costs and expenses (including legal fees as between attorney and own client) plus VAT thereon, incurred in or in connection with the enforcement of any of the rights of Land Bank in terms of this Agreement or the other Finance Documents (including without limitation, all tracing fees, collection commission, valuation costs and transport costs), including in both cases any costs and expenses relating to any investigation undertaken as to whether or not an Event of Default or a Potential Event of Default might have occurred or is likely to occur or any steps which become necessary or prudent in connection with any proposal for remedying or otherwise resolving such an Event of Default or Potential Event of Default;

31.2.

it shall pay all stamp and registration duties and taxes and all other duties and taxes to which this Agreement, or any judgment given in connection herewith, is or at any time may be subject;

31.3.

if the Borrower requests any amendment, waiver or consent in terms of this Agreement or any other Finance Document then it shall reimburse Land Bank for all costs and expenses (including legal fees as between attorney and own client) plus VAT thereon, incurred by Land Bank in responding to or complying with such request.

32.

INITIAL LEGAL AND OTHER COSTS

32.1.

The Borrower shall :

32.1.1.

on the Fulfilment Date; or

32.1.2.

if the Conditions Precedent are not fulfilled by the CP End Date, upon notification from Land Bank to the Borrower that the Conditions Precedent have not been fulfilled,

whichever is earlier, pay all legal costs and expenses incurred by Land Bank of and incidental to the preparation and execution of this Agreement and the other Finance Documents and any registration required in respect of the Security Documents, plus VAT thereon.

32.2.

If any amounts payable to Land Bank in terms of this Agreement are stated as being exclusive of VAT, then the Borrower will, in addition to the stated amount, pay any VAT thereon to Land Bank against delivery by Land Bank to the Borrower of a valid tax invoice in respect thereof.

33.

SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, transferees and permitted assigns.

34.

SUSPENSION OF LAND BANK’S OBLIGATIONS

If the Borrower or any other Obligor commences business rescue proceedings and the appointed business rescue practitioner suspends or cancels conditionally or unconditionally the whole, or any part or provision, of this Agreement or any other Finance Document then Land Bank shall not be obliged to tender any performance or fulfil any of its obligations in terms of this Agreement, for so long as any Finance Document or any provision or part thereof, is so suspended or cancelled.

35.

PROVISIONS SEVERABLE

Each of the provisions contained in this Agreement shall be severable and distinct from one another and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction, the validity, legality and enforceability of each of the remaining provisions of this Agreement shall not in any way be affected, prejudiced or impaired thereby in that jurisdiction, nor shall the legality, validity or enforceability of any of the provisions herein be affected, prejudiced or impaired thereby in any other jurisdiction. The parties agree that in such event, and insofar as may be available under Applicable Laws, to substitute valid, legal and enforceable provisions for the invalid, illegal or unenforceable provisions so as to implement the intention of the parties hereto to the extent legally possible.

36.

WHOLE AGREEMENT, NO AMENDMENT

36.1.

This Agreement constitutes the whole agreement between the parties relating to the subject matter hereof.

36.2.

No amendment or consensual cancellation of this Agreement or any provision or term hereof or of any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement and no settlement of any disputes arising under this Agreement and no extension of time, waiver or relaxation or suspension of or agreement not to enforce or to suspend or postpone the enforcement of any of the provisions or terms of this Agreement or of any agreement, bill of exchange or other document issued pursuant to or in terms of this Agreement shall be binding unless recorded in a written document signed by the parties (or in the case of an extension of time, waiver or relaxation or suspension, signed by the party granting such extension, waiver or relaxation).Any such extension, waiver or relaxation or suspension which is so given or made shall be strictly construed as relating strictly to the matter in respect whereof it was made or given.

36.3.

No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement, shall operate as an estoppel against any party in respect of its rights under this Agreement, nor shall it operate so as to preclude such party thereafter from exercising its rights strictly in accordance with this Agreement.

36.4.

To the extent permissible by law no party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the contract and/or whether it was negligent or not.

37.

INDEPENDENT ADVICE

The Borrower acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all the provisions of this Agreement and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, the Borrower acknowledges that all of the provisions of this Agreement and the restrictions herein contained have been negotiated as between it and the other parties hereto and are part of the overall intention of the parties in connection with this Agreement.

38.

COUNTERPARTS

This Agreement:

38.1.

may be signed in one or more counterparts all of which shall be considered one and the same agreement;

38.2.

shall become effective when a counterpart has been signed by each of the parties to this Agreement.

THE LAND AND AGRICULTURAL DEVELOPMENT BANK OF SOUTH AFRICA
Signature:	/s/ Franklin Williams	/s/ Victor Mabuli
	who warrants that he / she is duly authorised thereto	who warrants that he / she is duly authorised thereto
Name:	Franklin Williams	Victor Mabuli
Date:	23/04/12	25/04/2012
Place:	Centurion	Centurion
Witness:
Witness:

BREAKWOOD TRADING 22 (PROPRIETARY) LIMITED
Signature:	/s/ Roger Duffield
	who warrants that he / she is duly authorised thereto	who warrants that he / she is duly authorised thereto
Name:	Roger Duffield
Date:	23 April 2012
Place:	Centurion
Witness:
Witness:

SCHEDULE 1

Unless the context indicates otherwise, capitalised terms in this Schedule bear the meaning ascribed thereto in the Agreement to which it is annexed.

Availability Period	means the period from the Fulfilment Date until the Final Repayment Date
Borrower	means Breakwood Trading 22 (Proprietary ) Limited, company registration number 2010/016073/07,a private company incorporated in accordance with the laws of the Republic of South Africa
Borrower Account	Account Name: Bank: Account Number: Branch: Clearing Code: Reference:
Collection Account

means the bank account into which all payments by the Borrower or any Obligor under the Finance Documents will be paid to Land Bank, such account having the following details:

Account Name:

Land Bank

Bank:

ABSA

Account Number:

030000390

Branch:

Van der Walt Street, Pretoria

Clearing Code:

632005

Reference:

Breakwood Trading 22

or such other account, in South Africa, as Land Bank may in writing designate from time to time;

Discount Rate	not applicable
Disposal Requirements	not applicable

Facility Limit	means an amount equal to the Security Value
Facility Limit Event	means the Security Value falls below the Facility Principal
Facility Principal	means R13 120 000.00 (Thirteen Million One Hundred and Twenty Thousand Rand Only)
Facility Purpose

Means:

•

Financing of the agricultural related activities of the Company, its subsidiaries and/or associated companies

•

Issuing of guarantees to meet legal obligations of the Company, its subsidiaries and/or associated companies

Fees

Application fee of R199.00

Legal Fees of R5 000.00

Bond Registration fees

A R5 000.00 administration fee on any changes to the legal agreements after signature

Early Full Settlement of facility incurs at 2.5% of facility amount fee

Initiation fee of 0.25% on the facility amount

Final Repayment Date	Means 7 (seven) years from date of First Advance Date under the Facility

Financial Covenants

means at Measurement Date

The Security Cover Ratio shall exceed 1:1

Interest cover ratio >= 1.50:1

Debt to Equity Ratio <= 1.50:1

Definitions relevant to Financial Covenants:

“Debt” includes, on any date, all interest-bearing Indebtedness of the [Borrower] or that is consolidated into the accounts of the Borrower;

“Debt to Equity Ratio” means the ratio between Debt and Equity;

“EBITDA” means, for each Measurement Period, the [Borrower]’s earnings before interest, tax, non-cash income or expenses, depreciation, and amortisation, all as determined in accordance with IFRS;

“Equity” means, on any date, share capital and reserves of the [Borrower], subordinated debt owed by the [Borrower], and the deferred tax liabilities of the [Borrower], all as determined in accordance with IFRS;

“Funding Service Obligations” means, for each Measurement Period, all interest which is incurred during such Measurement Period by the [Borrower] on account of all Indebtedness; plus any dividends paid or due to be paid on preference shares issued by the [Borrower]; plus any net amount which becomes payable in respect of such Measurement Period by the [Borrower] in terms of any interest rate hedging arrangements; minus any net amount which becomes payable to the [Borrower] in respect of such Measurement Period in terms of any interest rate hedging arrangements;

“Interest Cover Ratio” means, for any Measurement Period, the ratio of EBITDA to Funding Service Obligations;

High Court having jurisdiction	North Gauteng High Court
Holding Company	Dunn Roman Holdings – Africa (Proprietary) Limited with registration number: 2009/009795/07.

Interest Rate	means Prime Rate plus 0.5%
Key Individuals	means Roger Duffield
Land Bank	means the Land and Agricultural Development Bank of South Africa governed by the Land Bank Act, and their successors in title or order or assigns.
Material Agreements	means Lease Agreement and Shareholders Agreement with Shamile Community. Profit Share Agreement between Land Bank and the Borrower;
Materiality Threshold Amount	R1 000 000.00 (One Million Rand Only)
Penalty Calculation Rate	means 200 basis points per annum above the Interest Rate
Permitted Indebtedness Amount	means an amount equal to the Materiality Threshold Amount
Repayment Terms

The Facility shall be repayable within a period of seven (7) years in eighty four (84) monthly instalments. Each monthly capital instalment shall be equal to the quotient obtained by dividing the balance capital excluding capitalized interest, by the number of instalments to be raised. The first capital instalment shall be payable on the last day of the 25 (twenty fifth) calendar month succeeding the month of the First Advance Date under the Facility.

The first interest instalment shall be payable on the last day of the 25 (twenty fifth) calendar month succeeding the month of the First Advance Date under the Facility.

Safety Margin Percentage	means, in relation to each asset of class of assets below, the corresponding percentage below: Machinery and equipment 70% Furniture and equipment 90% Vehicles 40% Trade receivables 50% Inventory 50%

Security

Means:

The Borrower shall pass a Special Notarial Covering bond over plant, equipment and moveable assets,current and future in favour of Land Bank for an amount of R8 770 000.00 (Eight Million Seven Hundred and Seventy Thousand Rand Only);

The Borrower shall pass a Notarial Covering bond over plant, equipment and moveable assets, current and future in favour of Land Bank for an amount of R8 770 000.00 (Eight Million Seven Hundred and Seventy Thousand Rand Only);

The Borrower shall pass a Deed of Cession of Receivables between the Borrower and Land Bank;

The Borrower shall pass a Cession of Insurance policy by the Borrower in favour of Land Bank;

Dunn Roman Holdings - Africa (Proprietary) Limited (Registration number: 2009/009795/07) shall pass a Deed of Cession of Receivables in favour of Land Bank;

Green Gold Biotechnologies (Proprietary) Limited (Registration number: 2010/018613/07 shall subordinate all Inter Company Loans in favour ofLand Bank;

Dunn Roman Holdings - Africa (Proprietary) Limited (Registration number: 2009/009795/07) shall subordinate all Inter Company Loans in favour ofLand Bank;

Dunn Roman Holdings - Africa (Proprietary) Limited (Registration number: 2009/009795/07)shall pass aDeed of Suretyship in favour ofLand Banklimited to an amount of R100 000 000.00 (One Hundred Million Rand Only);

Dunn Roman Holdings - Africa (Proprietary) Limited (Registration number: 2009/009795/07)shall register a Deed of Hypothecation over the sub-licence in terms of which it is entitled to use the methods and processes for the manufacturing of any botanical extract from plant materials using the CRS proprietary system in favour ofLand Bank;

Dunn Roman Holdings - Africa (Proprietary) Limited (Registration number: 2009/009795/07) shall cede all its rights, interests and title in the Lease Agreement entered into between it and the Shamile Communal Property Association (Registration number: CPA 07/0963A);

In terms of Section 30 of the Land Bank Act all agricultural produce and all products manufactured from agricultural produce with finance from Land Bank or any agricultural produce purchased with the Land Bank finance is deemed to be pledged to Land Bank.

Specific Undertaking

Means:

Monitoring Requirements:

The Borrower shall furnish Land Bank with:

Monthly collateral cover statements reflecting the values of secured assets (inventory detail per main type), receivables per in and out of term and reflecting the limit imposed by the gearing covenant provided for above. The monthly collateral cover statements shall be delivered to Land Bank within the first 10 (ten) days of the month following each month-end. Any shortfall in cover shall be payable upon presentation of the statement;

Quarterly management accounts delivered to Land Bank within 21 (twenty one) days following the particular quater-endrelevant month-end;

Quaterly receivables aging report delivered to Land Bank within the 10 (ten) days following the relevant quater-end;

Annually with an updated Development Impact Parameter matrix report;

Conditions Precedent:

1.

All security except the Special Notarial Bond will be registered before disbursement;

2.

The Borrower shall grant Land Bank a Power of Attorney to register the Special Notarial Bond once the plant, equipment and moveable assets are identifiable;

3.

The Profit Share Agreement between Land Bank and the Borrower to be signed;

4.

Borrower to deliver confirmation that there has been no materially adverse change in the business of the Borrower since the date of application;

5.

Borrower to confirm that no potential event of default or Event of Default has occurred since the date of application;

6.

The Borrower shall furnish Land Bank with proof of insurance and note Land Bank as the First Loss Payee.

The Borrower’s domicilium shall, for the purposes of clause 31.1.2, be:	P O Box Email: Telefax No.: Attention:

THE LAND AND AGRICULTURAL DEVELOPMENT BANK OF SOUTH AFRICA
Signature:	/s/ Franklin Williams	/s/ Victor Mabuli
	who warrants that he / she is duly authorised thereto	who warrants that he / she is duly authorised thereto
Name:	Franklin Williams	Victor Mabuli
Date:	23/04/12	25/04/2012
Place:
Witness:
Witness:

BREAKWOOD TRADING 22 (PROPRIETARY) LIMITED
Signature:	/s/ Roger Duffield
	who warrants that he / she is duly authorised thereto	who warrants that he / she is duly authorised thereto
Name:	Roger Duffield
Date:	23 April 2012
Place:	Centurion
Witness:
Witness:

SCHEDULE 2

FORM OF COMPLIANCE CERTIFICATE

THE LAND AND AGRICULTURAL

DEVELOPMENT BANK OF SOUTH AFRICA

To:

The Land and Agricultural Development Bank of South Africa

Attention:

Theuns Coetzee (Regional Manager B&CB Pretoria)

Address: Block D, Eco Glades 2, 420 Witch Hazel Avenue, Ecopark, Centurion

P.O. Box 375, Pretoria, 0001

Fax No:

(012) 686 0957

[insert date]

Dear Sir

REVOLVING LOAN FACILITY AGREEMENT DATED [—]

1.

We give this notice to you pursuant to the revolving loan facility agreement concluded between us on [—] (the “Facility Agreement”).

2.

Words the initial letters of which have been capitalised and any other terms used in this letter have the same meaning as in the Facility Agreement.

3.

This is a Compliance Certificate and capitalised words used herein shall have the meaning ascribed thereto in the Facility Agreement.

4.

This Compliance Certificate is in respect of the Measurement Period ended on each financial year (the “Measurement Date”) and is delivered to you pursuant to the Facility Agreement.

5.

We hereby confirm the following in respect of the Measurement Period ending on the Measurement Date:

Financial Covenant/	As Calculated (If applicable)	Compliance (Yes/No)
Interest cover ratio >= 1.50:1
Debt to Equity Ratio <= 1.50:1

6.

We annex hereto our computations in respect of compliance with the Financial Covenants.

7.

We hereby confirm that no Event of Default or Potential Event of Default has occurred during the Measurement Period or is continuing on the Measurement Date. [Or insert details of the default, if any.]

Yours faithfully,

/s/ Roger Duffield

Print Name: Roger Duffield

Designation: CEO

SCHEDULE 3

FORM OF DRAW DOWN NOTICE

THE LAND AND AGRICULTURAL

DEVELOPMENT BANK OF SOUTH AFRICA

To:

The Land and Agricultural Development Bank of South Africa

Attention:

Theuns Coetzee (Regional ManagerB&CB Pretoria)

Address:Block D, Eco Glades 2, 420 Witch Hazel Avenue, Ecopark, Centurion

P.O. Box 375, Pretoria, 0001

Fax No:

(012) 686 0957

[Insert Date]

Dear Sirs

FACILITY AGREEMENT DATED [—]              2012

1.

We give this notice to you pursuant to the revolving loan facility agreement concluded between us on [—] 2011(the “Facility Agreement”).

2.

Words the initial letters of which have been capitalised and any other terms used in this letter have the same meaning as in the Facility Agreement.

3.

We require an Advance in an amount of R      on [—]in respect of the Facility. Please pay such Advance directly into the Borrower Account.

4.

We hereby confirm that immediately following payment of the Advance to us, the Security Cover Ratio shall exceed 1:1 on the Advance Date.

5.

We hereby confirm that:

5.1.

we shall, prior to the Advance Date, comply with the obligations imposed on us pursuant to the Facility Agreement;

5.2.

we are aware that if we fail to comply with those obligations we will not be entitled to the Advance requested in this Draw Down Notice.

6.

We also confirm that all the Warranties are true and correct and that, as at the date of this letter, no Event of Default or Potential Event of Default or Insolvency Event or Material Adverse Change has occurred.

Yours faithfully,

/s/ Roger Duffield

Print Name: Roger Duffield

(who shall be an authorised signatory notified as such to Land Bank)

Designation: CEO